Exhibit 4.67

English Summary

of

Supplemental Agreement to the Engineering Framework Agreement

Between

China Telecommunications Corporation

and

China Telecom Corporation Limited

China Telecommunications Corporation (“Party A”) and China Telecom Corporation Limited (“Party B”) entered into the Supplemental Agreement to the Engineering Framework Agreement on September 23, 2015.

The key terms and conditions of the Supplemental Agreement are as follows:

1. The Parties agree to amend Article 3.1 of the Engineering Framework Agreement as follows: “The charges payable under the Engineering Framework Agreement, subject to the provisions in Article 3.2, shall be determined by reference to market rates. Market rates shall mean the rates at which the same or similar type of products or services are provided by Independent Third Parties in the ordinary course of business and under normal commercial terms. When determining the relevant market rates, to the extent practicable, management of the Company shall take into account the rates of at least two similar and comparable transactions entered into with or carried out by Independent Third Parties in the ordinary course of business in the corresponding period for reference.”

2. The Parties agree to amend the first paragraph in Article 3.2 of the Engineering Framework Agreement as follows: “The charges payable for the design or supervision of engineering projects with a value of over RMB500,000 or engineering construction projects with a value of over RMB2 million shall be determined in accordance with the relevant tender procedure of the Company and the relevant laws and regulations in the PRC, including the Bidding Law of the PRC and the Regulations on the Implementation of the Bidding Law of the PRC.”

3. The execution, validity, performance, interpretation of this Supplemental Agreement and any relevant dispute resolutions shall be governed by the PRC laws.

4. This Supplemental Agreement shall become effective on January 1, 2016. If there is any conflict between this Supplemental Agreement and the Engineering Framework Agreement, this Supplemental Agreement shall prevail.